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                                                                     Exhibit 4.3

                          Certificate of Designations,
                    Voting Powers, Preferences, Limitations,
                      Restrictions, and Relative Rights of
                              Series A Convertible
                        Preferred Stock, $.0001 Par Value


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware



         Hugo International Telecom, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board"):

         RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, there hereby is created a series of Preferred Stock, $.0001 par value, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

         1.       Designation; Number of Shares.

         The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall initially be 400,000, subject to adjustment for stock dividends, combinations or splits with respect to such shares. Each share of Series A Preferred Stock shall have a stated value equal to $5.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"). The date on which any share of Series A Preferred Stock is issued shall hereinafter be referred to as the "Original Issue Date" with respect to each such share.

         2.       Dividends.

         Except as required by any applicable law, shares of Series A Preferred Stock shall not entitle their holders to any dividend rights.
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         3.       Liquidation Rights.

         (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on any shares of Common Stock or other class of stock junior to the Series A Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock"), out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A Preferred Stock. Upon the payment in full of all amounts due to holders of the Series A Preferred Stock, the holders of the Common Stock of the Corporation and any other shares of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of shares of Junior Stock, ratably among the holders of the Series A Preferred Stock and any other stock of equal ranking.

         (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3. Holders of the Series A Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding-up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3.

         4.       Redemption.

         (a) At any time after the second anniversary of the Original Issue Date or, if the shares of Common Stock issuable upon conversion of the Shares can be resold without restriction under the Securities Act of 1933, or at any time if the market price of the Company's Common Stock shall exceed $7.50 per share for 15 consecutive trading days, the Corporation shall have the right to redeem all shares of Series A Preferred Stock (such redeemed shares being referred to as the "Redemption Shares"), by paying in cash, out of funds legally available therefor, a sum per share equal to the Stated Value plus all accrued but unpaid dividends payable with respect to the Series A Preferred Stock (the "Redemption Amount").

         (b) Notice of the redemption of the Series A Preferred Stock by the Corporation shall be given to the holders thereof specifying the number of shares to be redeemed, the date fixed for redemption (the "Redemption Date"), the Redemption Amount per share and the address where payment of the Redemption Amount per share is to be paid upon the surrender of certificates representing shares of Series A Preferred Stock.

         (c) On and after the applicable Redemption Date and notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the Redemption Shares shall no longer be deemed outstanding and


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all rights of the holders thereof as stockholders of the Corporation shall cease and terminate to the extent of such redeemed shares, except the right to receive the Redemption Amount per share as hereinafter provided and except any conversion rights not theretofore expired. Such Redemption Shares shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

         (d) The holders of record of the Series A Preferred Stock shall receive the Redemption Amount per share upon actual delivery of the certificates for the Redemption Shares to the place so specified in the redemption notice, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer, or duly endorsed in blank.

         (e) Any partial redemption of the Series A Preferred Stock shall be made pro rata among the holders of the shares of Series A Preferred Stock in accordance with the number of shares held by each of them on the stock transfer records of the Corporation.

         5.       Conversion into Common Stock.

         (a) Rights to Convert. Subject to subparagraph (d) of this Section 5, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the then effective conversion price, as last adjusted and then currently in effect. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of the Series A Preferred Stock after the date hereof shall be $5.00 (the "Conversion Price"); provided, however, that such Conversion Price shall be subject to adjustment as set forth in subparagraph (d) of this Section 5.

         (b) Mandatory Conversion. Subject to subparagraph (d) of this Section 5, on the third anniversary of the Original Issue Date each share of Series A Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the then effective Conversion Price, as last adjusted and then currently in effect.

         (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have


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been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d) Adjustments to Conversion Price for Certain Other Events.

                  (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise) into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which such holders would have received had their respective Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                  (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the respective Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the respective shares of Series A Preferred Stock immediately before that change.

         (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the


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provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (f) No Fractional Shares and Certificate as to Adjustments.

                  (i) No fractional shares shall be issuable upon conversion of any share or shares of Series A Preferred Stock; and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (f), be deliverable upon conversion of the Series A Preferred Stock then being converted by a stockholder, the Corporation shall pay to the holders of such converted stock an amount in cash equal to the current market value of such fractional interest, as determined by the Board of Directors.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate of its Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

         (g) Notices of Record Date. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given three days after deposit in the United States first class, certified or registered mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

         In case at any time the Corporation shall propose:

                  (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock or other class of preferred stock other than in accordance with the terms thereof; or

                  (ii) to offer for subscription to the holders of its Common Stock or Preferred Stock, other than in accordance with the terms thereof, any additional shares of any class or any other rights; or

                  (iii) any capital reorganization or reclassification of its shares, or the consolidation or merger of the Corporation with another corporation; or

                  (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close, or a record be


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taken for such stock dividend, distribution or subscription rights, or (B) such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the transfer agent for the Series A Preferred Stock and for the Common Stock and to the holders of record of the Series A Preferred Stock.

         (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (i) The Corporation shall pay the amount of any and all issue taxes which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes that may be payable in respect of any change of ownership of Series A Preferred Stock, or any rights represented thereby, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

         6.       Voting Rights.

         The holders of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted and, with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meetings in accordance with the By-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         7.       Status of Converted Stock.

         In case any shares of Series A Preferred Stock shall be converted pursuant to Paragraph 5 hereof, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Chief Executive Officer this ____ day of June, 2001.


                                       HUGO INTERNATIONAL TELECOM, INC.



                                       By:
                                          --------------------------------------
                                            David W. Foden
                                            Chief Executive Officer


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